FOR IMMEDIATE RELEASE	Exhibit 99.1

BRIAN SHEPHERD JOINS METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – June 26, 2024 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Brian Shepherd has been appointed to its Board of Directors.

Mr. Shepherd most recently served as the Senior Vice President, Software and Control, of Rockwell Automation, Inc. from February 2021 through June 2024. Prior to this role, he was Division President, Production Software and Smart Factory, for Hexagon from 2017 to 2020. Mr. Shepherd previously held a variety of senior leadership roles at PTC Inc. over the course of his twenty-year tenure with the company, including as Executive Vice President and General Manager, Enterprise Segments, and Executive Vice President, Product Development.

Roland Diggelmann, Chair of the Board, stated, “Brian brings many years of broad leadership experience as an executive serving the industrial automation industry, a very important growth domain for METTLER TOLEDO. His experience using data and analytics to drive business value and his expertise in defining and executing strategies to advance Smart Factory and SaaS solutions will provide valuable perspectives to our business. We welcome Brian and look forward to his contributions to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.